Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Consolidated Water Co. Ltd. on Form S-8 of our report dated March 13, 2013, with respect to our audits of the consolidated financial statements of Ocean Conversion (BVI) Ltd. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 appearing in the Annual Report on Form 10-K of Consolidated Water Co. Ltd. for the year ended December 31, 2012.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, Florida

March 14, 2013